Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Dina Pokedoff	Andy Myers
Tel : +1 610-240-3307	Tel : +1 610-240-3221
Email: dpokedoff@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports Fourth Quarter and Full Year 2021 Financial Results; Provides Full Year 2022 Guidance

Full Year 2021 Summary

●	Net income from continuing operations of $280 million and diluted EPS from continuing operations of $7.07

●	Adjusted EBITDA* of $729 million, including a $19 million favorable impact from net timing, and Adjusted EPS* of $9.65

●	Cash from operations of $453 million and capital expenditures of $124 million resulted in Free Cash Flow* of $329 million

Fourth Quarter 2021 Summary

●	Net income from continuing operations of $1 million and diluted EPS from continuing operations of $0.04
●	Adjusted EBITDA* of $133 million, including a $7 million favorable impact from net timing, and Adjusted EPS* of $0.83
●	Cash from operations of $214 million and capital expenditures of $55 million resulted in Free Cash Flow* of $159 million
●	Completed sale of Synthetic Rubber business to Synthos S.A. on December 1
●	Repurchased 970 thousand shares for $50 million
●	In January 2022, completed the acquisition of Heathland B.V., a leading collector and recycler of post-consumer and post-industrial plastic waste in Europe

	Three Months Ended		Year Ended
	December 31,		December 31,
$millions, except per share data	2021	2020	2021	2020
Net Sales	$1,298	$768	$4,827	$2,745
Net Income from continuing operations	1	66	280	63
EPS from continuing operations (Diluted) ($)	0.04	1.70	7.07	1.62
Adjusted Net Income*(1)	33	70	382	106
Adjusted EPS ($)*	0.83	1.79	9.65	2.76
EBITDA*	103	127	597	242
Adjusted EBITDA*(2)	133	130	729	285

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

(1) Adjusted Net Income excludes discontinued operations contribution of $5 million and $2 million for the three months ended December 31, 2021 and 2020, respectively, and $43 million and $(28) million for the year ended December 31, 2021 and 2020, respectively.

(2) Adjusted EBITDA excludes discontinued operations contribution of $4 million and $20 million for the three months ended December 31, 2021 and 2020, respectively, and $64 million and $14 million for the year ended December 31, 2021 and 2020, respectively.

BERWYN, Pa — February 8, 2022 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics and latex binders, today reported its fourth quarter and full-year 2021 financial results. Net sales in the fourth quarter increased 69% versus prior year. Higher prices resulted in a 47% increase mainly due to the pass through of higher raw material costs, such as styrene and butadiene, along with commercial excellence actions. The remainder of the increase was from the addition of the acquired PMMA and Aristech Surfaces businesses within the Engineered Materials segment. Fourth quarter net income from continuing operations of $1 million was $65 million below prior year due to additional depreciation and amortization from our recent acquisitions as well as transaction-related costs. Fourth quarter Adjusted EBITDA of $133 million was $3 million above prior year as the additional earnings from the acquired businesses as well as stronger margins aided by tight supply conditions and pricing actions were mostly offset by a sharp increase in natural gas prices in Europe, a styrene production outage in Terneuzen from an upstream force majeure, and lower volumes from supply chain disruptions including semi-conductor shortages.

Net sales in the full year increased 76% versus prior year primarily due to pricing as a result of the passthrough of higher raw material costs and commercial excellence actions, as well as the additional sales from the acquired businesses within the Engineered Materials segment. Full-year net income from continuing operations of $280 million was $217 million above prior year and full-year Adjusted EBITDA of $729 million was $444 million above prior year. Higher earnings were attributed to stronger margins from tight supply, particularly in ABS and polystyrene products, additional earnings from acquisitions and higher volumes versus the Covid-19 headwinds in 2020.

Cash provided by operating activities for the fourth quarter was $214 million and capital expenditures were $55 million, resulting in Free Cash Flow of $159 million including a working capital source of $116 million. Cash provided by operating activities for the full year was $453 million and capital expenditures were $124 million, resulting in Free Cash Flow of $329 million including a working capital use of $147 million. During the fourth quarter and full year, the Company repurchased 970 thousand shares for $50 million as part of its $200 million share repurchase program authorized in December 2021. For a reconciliation of Free Cash Flow to cash provided by operating activities, see Note 3 below.

Commenting on the Company’s fourth quarter and full-year performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “We closed out 2021 with healthy earnings and strong cash generation despite significant external headwinds including the Terneuzen production outage and higher energy costs. 2021 was a significant year for Trinseo as we took meaningful steps toward transforming into a specialty materials and sustainable solutions provider via the acquisitions of the PMMA business, Aristech Surfaces and Heathland B.V. along with the divestiture of the Synthetic Rubber business. We accomplished this while delivering record earnings, generating substantial cash and maintaining a very healthy balance sheet with a foundational focus on EH&S. Our achievements over the past year are a testament to the resourcefulness and dedication of our valued employees and I look forward to accomplishing much more together.”

Fourth Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $277 million for the quarter increased $217 million versus prior year and Adjusted EBITDA of $26 million increased $14 million versus prior year. These increases were primarily attributable to the addition of the acquired PMMA and Aristech Surfaces businesses. Excluding the acquired businesses, net sales increased due mainly to the pass through of higher raw material costs and Adjusted EBITDA decreased from lower margin. Fourth quarter Adjusted EBITDA was below expectations from $15 million of higher natural gas costs with the remainder from higher raw material and freight costs. The integration and synergy realization of the newly acquired businesses is on track.

●	Latex Binders net sales of $306 million for the quarter increased 53% versus prior year due primarily to the passthrough of higher raw materials such as styrene and butadiene. Sales volume was higher than prior year due to sales increases to CASE and paper and board applications. Sales volume to CASE applications was up 21% on a year-to-date basis with a 12% increase during the fourth quarter due to strong demand in construction applications and new business wins. Adjusted EBITDA of $20 million was $1 million lower than prior year as volume gains were slightly more than offset by higher freight and utility costs.

●	Base Plastics net sales of $379 million for the quarter were 41% higher than prior year. Higher price accounted for a 50% increase in net sales due to the passthrough of higher raw materials and pricing actions. Sales volumes decreased net sales by 8% as supply chain disruptions, including chip shortages, caused headwinds for automotive applications. Adjusted EBITDA of $79 million was $29 million favorable versus prior year as higher margin from pricing actions and tight supply conditions were partially offset by lower sales volume.

●	Polystyrene net sales of $264 million for the quarter were 37% above prior year mainly from the passthrough of higher styrene as well as commercial excellence actions. Sales volume decreased net sales by 11% due mainly to planned plant maintenance in Asia and limited raw materials from supply chain disruptions. Adjusted EBITDA of $33 million was flat to prior year as lower volume in Asia was offset by margin strength in Europe from tight supply and commercial excellence actions.

●	Feedstocks Adjusted EBITDA of negative $25 million was $39 million lower than prior year caused by higher utility costs from a sharp increase in Europe natural gas prices, a production outage at the Terneuzen site from an upstream force majeure, and a $14 million negative net timing variance.

●	Americas Styrenics Adjusted EBITDA was $22 million for the quarter, similar to prior year.

Held-For-Sale and Discontinued Operations

Our Synthetic Rubber business, formerly a separate reportable segment, is classified as held-for-sale in our consolidated balance sheet and treated as discontinued operations in our consolidated statements of operations and statements of cash flows for all periods. The sale of the business was completed on December 1, 2021.

2022 Full-Year Outlook

●	Full-year 2022 net income from continuing operations of $294 million to $332 million and Adjusted EBITDA of $700 million to $750 million

●	Full-year 2022 cash from operations of $530 million to $580 million and Free Cash Flow of $350 million to $400 million

Commenting on the outlook for 2022, Bozich said, “Based on the strong end market demand we’ve observed so far, pricing actions already taken and the decline in natural gas costs, first quarter earnings are anticipated to be similar to prior year as overearning in Feedstocks in 2021 is replaced by profitability from our recently acquired businesses. We expect that 2022 will be another year of solid earnings and strong cash generation based on healthy demand in many of our end markets, commercial excellence programs, the synergies from our acquired businesses and our skilled employees who have displayed a proven ability to navigate supply chain disruptions while providing unique product solutions to our customers. We’ll continue moving forward with our transformation strategy, including progressing on our process to divest the styrenics businesses, and achieving our 2030 Sustainability Goals.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its fourth quarter and full year 2021 financial results on Wednesday, February 9, 2022 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations. To register for this conference call, please use the following links:

●	Conference Call Registration – for those interested in asking questions during the Q&A session
●	Webcast Registration – for those interested in listening only (available 20 minutes before the call)

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its fourth quarter and full year 2021 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until February 9, 2023.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics and latex binders with a focus on delivering innovative, sustainable, and value-creating products that are intrinsic to our daily lives. Trinseo is dedicated to making a positive impact on society by partnering with like-minded stakeholders, and supporting the sustainability goals of our customers in a wide range of end-markets including automotive, consumer electronics, appliances, medical devices, packaging, footwear, carpet, paper and board, and building and construction. Trinseo had approximately $4.8 billion in net sales in 2021 and has 26 manufacturing sites and one recycling facility around the world and approximately 3,100 employees. For more information, please visit: www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our potential sale of our styrenics businesses and expected proceeds of the proposed sale, our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause such a difference include, but are not limited to, our ability to complete the potential sale of our styrenics businesses; our ability to successfully execute our transformation strategy and business strategy; our ability to integrate acquired businesses; global supply chain volatility and increased costs or disruption in the supply of raw materials; increased energy costs or costs for transportation of our products; the nature of investment opportunities presented to the Company from time to time; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$1,298.5	$768.1	$4,827.5	$2,744.6
Cost of sales	1,176.9	634.4	4,128.6	2,423.5
Gross profit	121.6	133.7	698.9	321.1
Selling, general and administrative expenses	93.1	55.8	323.4	227.5
Equity in earnings of unconsolidated affiliates	22.5	24.6	92.7	67.0
Impairment charges	3.8	0.7	6.8	11.0
Operating income	47.2	101.8	461.4	149.6
Interest expense, net	22.8	11.6	79.4	43.6
Acquisition purchase price hedge loss (gain)	—	(7.3)	22.0	(7.3)
Other expense, net	1.0	4.8	9.5	7.9
Income from continuing operations before income taxes	23.4	92.7	350.5	105.4
Provision for income taxes	22.0	26.5	70.9	42.7
Net income from continuing operations	1.4	66.2	279.6	62.7
Net income (loss) from discontinued operations, net of income taxes	122.4	0.5	160.4	(54.8)
Net income	$123.8	$66.7	$440.0	$7.9
Weighted average shares- basic	38.7	38.3	38.7	38.3
Net income (loss) per share- basic:
Continuing operations	$0.04	$1.73	$7.22	$1.63
Discontinued operations	3.16	0.01	4.15	(1.43)
Net income per share- basic	$3.20	$1.74	$11.37	$0.20
Weighted average shares- diluted	39.5	39.0	39.6	38.6
Net income (loss) per share- diluted:
Continuing operations	$0.04	$1.70	$7.07	$1.62
Discontinued operations	3.10	0.01	4.05	(1.42)
Net income per share- diluted	$3.14	$1.71	$11.12	$0.20

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$573.0	$588.7
Accounts receivable, net of allowance	740.2	529.2
Inventories	621.0	324.1
Other current assets	44.3	15.1
Current assets held-for-sale	—	60.0
Investments in unconsolidated affiliates	247.8	240.1
Property, plant, equipment, goodwill, and other intangible assets, net	2,252.9	655.8
Right-of-use assets - operating, net	85.3	77.8
Other long-term assets	147.7	126.2
Noncurrent assets held-for-sale	—	228.2
Total assets	$4,712.2	$2,845.2
Liabilities and shareholders’ equity
Current liabilities	914.4	532.9
Current liabilities held-for-sale	—	0.4
Long-term debt, net of unamortized deferred financing fees	2,305.6	1,158.1
Noncurrent lease liabilities - operating	69.2	65.5
Other noncurrent obligations	409.9	455.7
Noncurrent liabilities held-for-sale	—	42.3
Shareholders’ equity	1,013.1	590.3
Total liabilities and shareholders’ equity	$4,712.2	$2,845.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities
Cash provided by operating activities - continuing operations	$456.0	$216.8
Cash provided by (used in) operating activities - discontinued operations	(3.3)	38.6
Cash provided by operating activities	452.7	255.4

Cash flows from investing activities
Capital expenditures	(117.7)	(66.6)
Cash received (paid) for asset or business acquisitions, net of cash acquired ($12.1 and $0.0)	(1,804.0)	0.1
Proceeds from the sale of businesses and other assets	0.2	11.9
Proceeds from (payments for) the settlement of hedging instruments	(14.7)	51.6
Cash used in investing activities - continuing operations	(1,936.2)	(3.0)
Cash provided by (used in) investing activities - discontinued operations	396.5	(21.2)
Cash used in investing activities	(1,539.7)	(24.2)

Cash flows from financing activities
Deferred financing fees	(35.4)	—
Short-term borrowings, net	(14.6)	(12.6)
Purchase of treasury shares	(48.1)	(25.0)
Dividends paid	(21.9)	(61.8)
Proceeds from exercise of option awards	11.0	2.6
Withholding taxes paid on restricted share units	(0.9)	(0.6)
Repayments of 2024 Term Loan B and 2028 Term Loan B	(10.7)	(6.9)
Net proceeds from issuance of 2028 Term Loan B	746.3	—
Net proceeds from issuance of 2029 Senior Notes	450.0	—
Proceeds from draw on 2022 Revolving Facility	—	100.0
Repayments of 2022 Revolving Facility	—	(100.0)
Proceeds from Accounts Receivable Securitization Facility	150.0	—
Repayments of Accounts Receivable Securitization Facility	(150.0)	—
Cash provided by (used in) by financing activities	1,075.7	(104.3)
Effect of exchange rates on cash	(4.4)	4.4
Net change in cash, cash equivalents, and restricted cash	(15.7)	131.3
Cash, cash equivalents, and restricted cash—beginning of period	588.7	457.4
Cash, cash equivalents, and restricted cash—end of period	$573.0	$588.7
Less: Restricted cash	—	—
Cash and cash equivalents—end of period	$573.0	$588.7

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2021	2020	2021	2020
Engineered Materials	$277.3	$59.5	$755.0	$194.9
Latex Binders	305.7	199.9	1,183.4	767.1
Base Plastics	378.8	269.2	1,497.9	918.2
Polystyrene	263.8	193.0	1,118.8	698.9
Feedstocks	72.9	46.5	272.4	165.5
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,298.5	$768.1	$4,827.5	$2,744.6

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2021	2020	2021	2020
Net income	$123.8	$66.7	$440.0	$7.9
Net income (loss) from discontinued operations	122.4	0.5	160.4	(54.8)
Net income from continuing operations	$1.4	$66.2	$279.6	$62.7
Interest expense, net	22.8	11.6	79.4	43.6
Provision for income taxes	22.0	26.5	70.9	42.7
Depreciation and amortization	56.4	22.8	167.5	92.6
EBITDA	$102.6	$127.1	$597.4	$241.6
Net gain on disposition of businesses and assets	(0.4)	—	(0.6)	(0.4)	Other expense, net
Restructuring and other charges (a)	2.2	(1.5)	9.0	5.6	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (b)	12.5	9.4	75.3	9.1	Cost of goods sold; Selling, general, and administrative expenses
Acquisition purchase price hedge loss (gain) (c)	—	(7.3)	22.0	(7.3)	Acquisition purchase price hedge loss (gain)
Asset impairment charges or write-offs (d)	3.8	0.7	6.8	11.0	Impairment charges
Other items (e)	12.0	1.2	19.5	25.5	Selling, general, and administrative expenses; Other expense, net
Adjusted EBITDA	$132.7	$129.6	$729.4	$285.1
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	132.7	129.6	729.4	285.1
Interest expense, net	22.8	11.6	79.4	43.6
Provision for income taxes - Adjusted (f)	24.4	25.3	108.7	44.9
Depreciation and amortization - Adjusted (g)	52.9	22.8	159.3	90.1
Adjusted Net Income	$32.6	$69.9	$382.0	$106.5
Weighted average shares- diluted	39.5	39.0	39.6	38.6
Adjusted EPS	$0.83	$1.79	$9.65	$2.76

Adjusted EBITDA by Segment:
Engineered Materials	$26.3	$12.3	$94.8	$34.6
Latex Binders	20.3	21.2	106.5	76.6
Base Plastics	79.1	50.4	314.2	106.0
Polystyrene	33.5	33.1	183.1	79.4
Feedstocks	(24.7)	13.8	33.7	3.2
Americas Styrenics	22.5	24.6	92.7	67.0
Corporate Unallocated	(24.3)	(25.8)	(95.6)	(81.7)
Adjusted EBITDA	$132.7	$129.6	$729.4	$285.1

(a)	Restructuring and other charges for the 2021 and 2020 periods primarily relate to employee termination benefit charges as well as contract termination charges incurred in connection with the Company’s transformational and corporate restructuring programs.

(b)	Acquisition transaction and integration net costs for the 2021 and 2020 periods primarily relate to expenses incurred for the Company’s acquisition of the Arkema PMMA business. Acquisition transaction and integration net costs for the 2021 periods also include expenses incurred for the Company’s acquisition of Aristech Surfaces.

(c)	Acquisition purchase price hedge loss (gain) for the 2021 and 2020 periods relates to the change in fair value of the Company’s forward currency hedge arrangement that economically hedges the euro-denominated purchase price of the acquisition of the Arkema PMMA business.

(d)	Asset impairment charges for the 2021 and 2020 periods primarily relate to the impairment of the Company’s styrene monomer assets in Boehlen, Germany.

(e)	Other items for the 2021 periods primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, including our ERP upgrade project. Other items for the 2020 periods relate to advisory and professional fees incurred in conjunction with our initiative to transition business services from Dow, including certain administrative services such as accounts payable, logistics, and IT services, which was substantially completed in 2020, as well as fees incurred in conjunction with certain of the Company’s strategic initiatives.

(f)	Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), (e) and (g). For the three months and full year periods, the income tax expense related to these items was determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred.

The three months ended December 31, 2021 excludes $2.5 million of tax expense, primarily related to adjustments in accruals related to outstanding tax audits, partially offset by the exclusion of benefits related to provision to return adjustments. The year ended December 31, 2021 excludes $14.1 million of tax benefit, primarily related to the release of a valuation allowance for the Company’s subsidiaries in China as well as provision to return adjustments, partially offset by the exclusion of accruals related to outstanding tax audits. The three months and year ended December 31, 2020 exclude $1.3 million and $4.0 million of tax expense, respectively, primarily related to provision to return adjustments.

(g)	Amounts for the three months and year ended December 31, 2021 exclude accelerated depreciation of $3.7 million and $8.1 million, respectively, related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new ERP system. Amount for the year ended December 31, 2020 excludes accelerated depreciation of $2.5 million related to the shortening of the useful life of certain fixed assets related to the Company’s corporate restructuring program.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the full year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2022
Adjusted EBITDA	$700 - 750
Interest expense, net	(93)
Provision for income taxes	(93) - (105)
Depreciation and amortization	(220)
Reconciling items to Adjusted EBITDA (h)	—
Net Income from continuing operations	294 - 332
Reconciling items to Adjusted Net Income (h)	—
Adjusted Net Income	$294 - 332

Weighted average shares - diluted (i)	39.5
EPS from continuing operations - diluted ($)	$7.45 - 8.32
Adjusted EPS ($)	$7.45 - 8.32

(h)	Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2022, we have not included estimates for these items.

(i)	Weighted average shares calculated for the purpose of forecasting EPS and Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2021	2020	2021	2020
Cash provided by operating activities	$214.4	$127.6	$452.7	$255.4
Capital expenditures	(55.4)	(21.4)	(123.5)	(82.3)
Free Cash Flow	$159.0	$106.2	$329.2	$173.1

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2022
Cash provided by operating activities	$530 - 580
Capital expenditures	(180)
Free Cash Flow	$350 - 400